UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  1-11059
                                                                       -------

              American Insured Mortgage Investors - Series 85, L.P.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


             11200 Rockville Pike Rockville, MD 20852 (301) 255-4743
             -------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Depositary Units of Limited Partnership Interest
                ------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)       X        Rule 12h-3(b)(1)(i)        X
             Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
             Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
             Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 0. The General Partner of the Registrant has filed with the Secretary of State of the State of California, a Certificate of Dissolution of the Registrant effective as of July 26, 2005 and a Certificate of Cancellation of the Registrant effective as of August 11, 2005.

Pursuant  to  the  requirements  of the  Securities  Exchange  Act of  1934
American  Insured  Mortgage   Investors  -  Series  85,  L.P.  has  caused  this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 11, 2005               By:    American Insured Mortgage
                                            Investors - Series 85, L.P.
                                            CRIIMI, Inc., its General Partner



                                    By:     /s/Mark A. Libera
                                            ------------------------------------
                                            Mark A. Libera
                                            Vice President and General Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.